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                                                                    EXHIBIT 99.1


                   [PACIFIC GULF PROPERTIES INC. LETTERHEAD]


                                                     CONTACT: Cindy L. Smith
                                                              Investor Relations

FOR IMMEDIATE RELEASE

                       PACIFIC GULF PROPERTIES ANNOUNCES
                      ADOPTION OF STOCKHOLDER RIGHTS PLAN

        NEWPORT BEACH, California (December 11, 1997) -- Pacific Gulf
Properties Inc. (NYSE PAG) today announced that its Board of Directors has adopted a Stockholder Rights Plan designed to assure that all of its stockholders would receive fair treatment in the event of any threatened hostile acquisition of the Company.

        Glenn L. Carpenter, Chairman of the Board and Chief Executive Officer, stated that "This Plan has been adopted to protect the interests of our shareholders and to assist our Board of Directors in responding properly and effectively in the event of any hostile or coercive takeover attempt of Pacific Gulf Properties. The Plan is not being adopted in response to any takeover attempt; rather, the Plan is an attempt to provide the Board of Directors with adequate time and a full opportunity to consider any and all alternatives to such hostile action."

        The Rights Plan provides each stockholder of the Company with one right for each share of common stock held.

        Generally, should any person or entity become the beneficial owner of 10% or more of the Company's outstanding common stock (with the exception of those persons who hold 10% or more of the Company's common stock, or securities convertible into 10% or more of the Company's common stock, on December 11,
1997), each right (other than those held by that new 10% stockholder) would be exercisable to purchase that number of shares of the Company's common stock having, at that time, a market value equal to two times the then current exercise price (initially $100).

                                     -more-
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Pacific Gulf Properties Inc. -- Page 2


        The record date set for distribution of the rights under the Rights Plan is December 22, 1997, after which any shares of common stock traded will automatically be accompanied by the associated rights. The rights expire on December 11, 2007 (unless previously triggered), and are subject to redemption by the Board of Directors of the Company at $.001 per right at any time prior to the first date upon which they become exercisable.

        Pacific Gulf Properties Inc., a self-administered and self-managed equity real estate investment trust, owns, operates, leases, acquires, rehabilitates and develops industrial and multifamily properties located in selected markets within the western United States.


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December 11, 1997